UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 30, 2008
PROLIANCE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13894 (Commission File Number	34-1807383 (I.R.S. Employer Identification No.)

100 Gando Drive, New Haven, Connecticut 06513 (Address of principal executive offices, including zip code)
(203) 401-6450
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01.	OTHER EVENTS
On July 30, 2008, Proliance International, Inc. (the “Company”) issued a press release announcing the signing of a definitive agreement with its insurance company settling all damage claims resulting from tornadoes on February 5, 2008 that destroyed the Company’s leased distribution facility in Southaven, MS (the “Southaven Casualty Event”). The insurer agreed to pay the Company $15.3 million by August 15, 2008, in addition to the $36.7 million paid to date, for a total settlement of $52.0 million. A copy of the press release is filed as Exhibit 99.1 hereto.
The $15.3 million of additional insurance proceeds will be used to reduce outstanding term loan and revolving loan indebtedness in accordance with the Credit and Guaranty Agreement, as amended, by and among the Company and certain domestic subsidiaries of the Company, as guarantors, the lenders party thereto from time to time (collectively, the “Lenders”), Silver Point Finance, LLC (“Silver Point”), as administrative agent for the Lenders, collateral agent and as lead arranger, and Wells Fargo Foothill, LLC (“Wells Fargo”), as a lender and borrowing base agent for the Lenders. Prepayment of a portion of the term loan will result in the Company recording debt extinguishment expense of approximately $1.1 million during the quarter ended September 30, 2008, which includes a cash prepayment charge of $0.5 million and the non-cash write-off of $0.6 million of deferred debt costs. The additional insurance proceeds will be recognized during the third and fourth quarters of the year ended December 31, 2008, based upon the timing of anticipated additional costs and business interruption impacts as a result of the Southaven Casualty Event.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS
(d)	Exhibits-The following exhibit is filed as part of this report:

99.1	Press Release dated July 30, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLIANCE INTERNATIONAL, INC.
Date: July 30, 2008	By:	/s/ Arlen F. Henock
Arlen F. Henock
Executive Vice President and Chief Financial Officer